EXHIBIT 4.5

                   PLEDGED SHARE AMENDMENT


     This Pledged Share Amendment, dated as of June 23, 1993, is delivered pursuant to Section 5 of the Pledge Agreement referred to below. The undersigned hereby agrees that this Pledged Share Amendment may be attached to the Pledge Agreement dated as of May 26, 1992, between the undersigned and Chemical Bank, as Trustee (the "Pledge Agreement"; capitalized terms defined therein being used herein as therein defined), and that the Pledged Shares listed on this Pledged Share Amendment shall be deemed to be part of the Pledged Shares and shall become part of the Pledged Collateral and shall secure all Senior Obligations as provided in the Pledge Agreement.



               UNITED STATES BANKNOTE CORPORATION

               By: S/Jeffrey A.  Oberg
               Name: Jeffrey A.  Oberg
               Title:  Vice President,
               Finance and Corporate Development


                                                            Percentage of
                           Stock                            All Capital
                 Class of  Certificate  Par     Number of   Stock
Stock Issuer     Stock     Number       value   Shares      Outstanding

American Bank
Note Holographics,
Inc.             Common     8, 9        $0.01     2,000       20%

ABN Investments,
Inc.             Common     1           $1.00     10          100%